Exhibit  23(h)(16)

                          EXPENSE LIMITATION AGREEMENT

                             NATIONWIDE MUTUAL FUNDS


     EXPENSE LIMITATION AGREEMENT, effective as of March 1, 2001 by and between VILLANOVA MUTUAL FUND CAPITAL TRUST (the "Investment Adviser") and NATIONWIDE MUTUAL FUNDS (the "Trust"), an Ohio business trust, on behalf of each of the funds listed on Exhibit A (each, a "Fund").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and each Fund is a series of the Trust; and

     WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would normally be subject during its start-up period.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   Expense  Limitation.
     -------------------

     1.1. Applicable  Expense  Limit.  To the extent that the aggregate expenses
          --------------------------
of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Adviser.

     1.2. Operating  Expense  Limit.  The  Operating  Expense  Limit in any year
          -------------------------
shall be a percentage of the average daily net assets of each class of the Fund as described in Exhibit A, or such other rate as may be agreed to in writing by the parties. The parties hereby agree that Operating Expense Limit described in Exhibit A will not be increased before the listed on Exhibit A

     1.3. Method  of  Computation.  To  determine  the  Investment  Adviser's
          -----------------------
liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each class of a Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of a Fund class, the Investment Adviser shall first waive or reduce its advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount which does not exceed the Operating Expense Limit. If the amount of the waived or reduced advisory fee for any such month is insufficient to satisfy the Excess Amount, the Investment Adviser may also remit to a Fund an


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amount  that, together with the waived or reduced advisory fee, is sufficient to satisfy  such  Excess  Amount.

     1.4. Year-End  Adjustment.  If  necessary, on or before the last day of the
          --------------------
first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   Term and Termination of Agreement.
     ---------------------------------

     This Agreement shall continue in effect for a period of one year from the date of its execution for any Fund covered by the Agreement initially and for an initial one-year period for any Fund subsequently added to the Agreement and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue to accrue for more than five years after a Fund's commencement of operations. Notwithstanding the preceding provisions, the parties hereby agree that the initial Operating Expense Limits describe herein shall remain in place until at least the date listed on Exhibit A.

3.   Miscellaneous.
     -------------

     3.1. Captions.  The captions in this Agreement are included for convenience
          --------
of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.2. Interpretation.  Nothing  herein  contained shall be deemed to require
          --------------
the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     3.3. Definitions.  Any  question of interpretation of any term or provision
          -----------
of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


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                                     NATIONWIDE MUTUAL FUNDS


                                     By: GERALD J. HOLLAND


                                     VILLANOVA MUTUAL FUND CAPITAL TRUST


                                     By:  KEVIN S. CROSSETT


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
                                    EXHIBIT A
                  to the Expense Limitation Agreement between
                            NATIONWIDE MUTUAL FUNDS
                                      and
                      VILLANOVA MUTUAL FUND CAPITAL TRUST

                               As of March 1, 2001

Name of Fund/Class               Expense Limitation for Fund/Class*
-------------------------------  ----------------------------------
Nationwide Government Bond Fund
   Class A                                     0.99%
   Class B                                     1.64%
   Class C                                     1.64%
   Class D                                     0.79%

Gartmore Millennium Growth Fund
   Class A                                     1.63%
   Class B                                     2.23%
   Class C                                     2.23%
   Class D                                     1.30%


*Effective until at least March 1, 2002.


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